Exhibit 99.6

AMENDMENT TO 1996 INCENTIVE AND NON-QUALIFIED

STOCK OPTION PLAN

EFFECTIVE: FEBRUARY 7, 2001

The Lightbridge, Inc. 1996 Incentive and Non-Qualified Stock Option Plan is hereby further amended as follows:

The number “2,350,000” in the second sentence of Section 3.1 is hereby deleted and the number “4,350,000” is inserted in its place and stead.